Exhibit 4.1

THE9 LIMITED

SEVENTH AMENDED AND RESTATED 2004 STOCK OPTION PLAN

1.	Purposes of the Plan

The purposes of this Plan are:

(a)	to attract and retain the best available personnel for positions of substantial responsibility,

(b)	to provide additional incentive to Employees, Directors and Consultants, and

(c)	to motivate the participating personnel, promote their dedication, and encourage them to devote themselves to the success of the Company’s business.

Stock Purchase Rights may also be granted under the Plan.

2.	Definitions

“Administrative Committee”	the Board or any of its Committees as shall be designated to administer the Plan in accordance with Section 4 below.

“Applicable Laws”	the requirements relating to the administration of stock option plans under any stock exchange or quotation system on which the Ordinary Shares are listed or quoted and the laws of any country or jurisdiction which apply to the grant of Options or Stock Purchase Rights under the Plan.

“Board”	the Board of Directors of the Company.

“Committee”	a committee of Directors appointed by the Board.

“Company”	The9 Limited, a company incorporated under the laws of Cayman Islands.

“Consultant”	any person who renders or has rendered consulting or advisory services to the Company or any Subsidiary.

“Director”	a member of the Board.

“Disability”	any total and permanent disability which prevents a Service Provider from performing his duties under the relevant contract of employment, engagement, appointment or service (as the case may be) or otherwise from continuing in such capacity.

“Employee”	any person employed by the Company or any Subsidiary of the Company, including but not limited to the directors of such Subsidiary. A person shall not cease to be an Employee in the case of:

(i) any leave of absence approved by the Company; or

(ii) any transfers or secondment between any locations of the Company or between the Company and any Subsidiary.

“Fair Market Value”	as of any date, the value of Ordinary Shares as determined in the following manners:

(i) if the Ordinary Shares are listed or publicly traded on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination or on the last market trading day prior to the date of determination (if the date of determination is not a market trading day), as reported in The Wall Street Journal or such other sources as the Administrative Committee deems reliable;

(ii) if the Ordinary Shares are regularly quoted by a principal recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the average between the high bid and low asked prices for the Ordinary Shares on the date of determination or on the last market trading day prior to the date of determination (if the date of determination is not a market trading day); or

(iii) in the absence of an established market for the Ordinary Shares, its Fair Market Value shall be determined in good faith by the Administrative Committee after consultation with legal and accounting experts as the Administrative Committee may deem advisable.

“Option”	a stock option granted pursuant to the Plan which confers the holder a right to purchase a specified amount of Ordinary Shares from the Company on and subject to the pre- determined terms and conditions stipulated in the Option Agreement.

“Option Agreement”	a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

“Optioned Stock”	the Ordinary Shares subject to an Option or a Stock Purchase Right, as adjusted in accordance with Section 12 below.

“Optionee”	the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

“Ordinary Shares”	the ordinary shares of the Company, par value US$0.01 per share.

“Plan”	this 2004 Stock Option Plan.

“Restricted Stock”	Ordinary Shares acquired by an Optionee upon exercise of the Stock Purchase Right, which is granted pursuant to Section 10 below.

“Restricted Stock Purchase Agreement”	a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual grant of Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan.

“Securities Act”	the securities exchange legislation of any applicable jurisdiction as amended from time to time.

“Service Provider”	an Employee, a Director or a Consultant.

“Stock Purchase Right”	a right to purchase Ordinary Shares pursuant to Section 10 below.

“Subsidiary”	any entity in which the Company holds directly or indirectly fifty point one percent (50.1%) or more of the voting equity.

“Tax Law”	the relevant tax law of the applicable jurisdiction, as amended from time to time.

Except where otherwise indicated by the context herein, references to the masculine gender shall also include the feminine gender and the neuter and vice versa, and references to the singular shall also include the plural and vice versa.

3.	Stock Subject to the Plan

Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Ordinary Shares which may be subject to Option or Stock Purchase Right and sold under the Plan is 34,449,614 Ordinary Shares. At all times during the term of the Plan and while any Option(s) or Stock Purchase Right(s) are outstanding, the Company shall retain as authorized and unissued stock, or as treasury stock, at least the number of Ordinary Shares from time to time required under the provisions of the Plan for such outstanding Option(s) and Stock Purchase Right(s), or otherwise assure itself of its ability to perform its obligations hereunder.

If an Option or Stock Purchase Right expires or terminates for any reason or becomes unexercisable without having been exercised in full, or is surrendered, the unacquired or unpurchased Ordinary Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated).     However, Ordinary Shares that have actually been issued under the Plan, upon exercise of either an Option or Stock Purchase Right, shall not be reverted to the Plan and shall not become available for future distribution under the Plan, except that if Restricted Stock are repurchased by the Company at their original purchase price and cancelled pursuant to Section 10, the Ordinary Shares so repurchased (which will then be authorized but unissued Ordinary Shares) shall become available for future grant under the Plan.

4.	Administration of the Plan

(a)	Administrative Committee

The Plan shall be administered by the Board or a Committee appointed by the Board (the “Administrative Committee”), which Administrative Committee shall be constituted to comply with the Applicable Laws.

(b)	Powers of the Administrative Committee

Subject to the provisions of the Plan and, in the case of an Administrative Committee, the specific duties delegated by the Board to such Administrative Committee, and subject to the approval of any relevant authorities, the Administrative Committee shall have, in addition to its other authority provided herein, the authority at its sole discretion:

(i)	to determine the Fair Market Value in the manners as set out in the definition of Fair Market Value under Section 2 above;

(ii)	to select from time to time the Service Providers (excluding the Directors, Option or Stock Purchase Right grants to whom shall be determined by the compensation committee of the Board, or before the appointment of compensation committee, by the Board) to whom Options and Stock Purchase Rights may be granted hereunder;

(iii)	to determine the number of Ordinary Shares to be covered by each grant of Option or Stock Purchase Right hereunder to the Service Providers (excluding the Directors, Option or Stock Purchase Right grants to whom shall be determined by the compensation committee of the Board, or before the appointment of compensation committee, by the Board);

(iv)	to approve forms of agreement for use under the Plan;

(v)	to determine the terms and conditions, of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Option or Stock Purchase Rights may be exercised (which may be based on performance criteria or a pre-determined vesting period), any forfeiture restrictions, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the Ordinary Shares relating thereto, based in each case on such factors as the Administrative Committee, at its sole discretion, shall determine;

(vi)	to determine whether and under what circumstances an Option may be settled in cash under subsection 9(e) below instead of Ordinary Shares;

(vii)	to reduce the exercise price of any Option or Stock Purchase Right to the then current Fair Market Value if the Fair Market Value of the Ordinary Shares covered by such Option or Stock Purchase Right has declined since the date the Option or Stock Purchase Right was granted;

(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan (but not the Plan per se), including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax law;

(ix)	to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Ordinary Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Ordinary Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Ordinary Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined or the tax liability arises or the tax is due to be paid, or any other date as the Administrative Committee may deem appropriate. All elections by Optionees to have Ordinary Shares withheld for this purpose shall be made in such form and under such conditions as the Administrative Committee may deem necessary or advisable;

(x)	to construe and interpret the terms of the Plan and awards granted pursuant to the Plan; and

(xi)	to take any other actions as the Administrative Committee shall consider appropriate for the proper administration of the Plan.

(c)	Effect of Administrative Committee’s Decision

All decisions, determinations and interpretations of the Administrative Committee pursuant to the provisions of the Plan shall be final conclusive and binding on all Optionees.

5.	Eligibility

(a)	Options and Stock Purchase Rights may be granted to Service Providers.

(b)	Neither the Plan nor any Option or Stock Purchase Right shall confer upon any Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate such relationship at any time, with or without cause.

6.	Term of Plan

The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of twenty (20) years unless sooner terminated under Section 14 below.

7.	Term of Option

The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than five (5) years from the date of grant thereof.

8.	Option Exercise Price and Consideration

(a)	The per share exercise price for the Ordinary Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrative Committee.

(b)	The terms, conditions and restrictions for the issuance of the Ordinary Shares upon exercise of an Option, including the method of payment, shall be determined by the Administrative Committee. The Administrative Committee may at its sole discretion authorize or accept payment in one or more of the following manners:

(i)	cash,

(ii)	check payable to the order of the Company,

(iii)	promissory note,

(iv)	surrender to the Company of other Ordinary Shares which (x) in the case of Ordinary Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Ordinary Shares as to which such Option shall be exercised,

(v)	consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or

(vi)	any combination of the foregoing methods of payment.

In making its determination as to the above, the Administrative Committee shall consider the best interest of and advantage to the Company.

9.	Exercise of Option

(a)	Procedure for Exercise; Rights as a Shareholder

Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Administrative Committee and set forth in the Option Agreement. Except in the case of Options granted to the Directors and Consultants, Options shall become exercisable at a rate of no more than one third (1/3rd) per year or one thirty-sixth (1/36th) per month over three (3) years from the date the Options are granted. Unless the Administrative Committee provides otherwise, vesting of Options granted hereunder to Directors shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of an Ordinary Share.

An Option shall be deemed exercised when the Company receives:

(i)	written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and

(ii)	full payment for the Ordinary Shares with respect to which the Option is exercised.

Full payment may consist of any consideration and method of payment authorized by the Administrative Committee and permitted by the Option Agreement and the Plan. After the Option is exercised, the Company shall promptly issue (or cause to be issued) such number of Ordinary Shares as covered by such Option. Ordinary Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the joint name of the Optionee and his or her spouse. Until the Ordinary Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to attend general meeting of the Company, vote or receive dividends or other distributions or any other rights as a shareholder shall exist with respect to the Ordinary Shares, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Ordinary Shares are issued, except as provided in Section 12 below.

Exercise of an Option in any manner shall result in a decrease in the number of Ordinary Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Ordinary Shares as to which the Option is exercised.

(b)	Termination of Relationship as Service Provider

If an Optionee ceases to be a Service Provider (save and except due to the Optionee’s Disability, in which event subsection 9(c) below shall apply or due to the Optionee’s death, in which event subsection 9(d) below shall apply), such Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement (of at least thirty (30) days but in no event later than the expiration of the term of the Option as set forth in the Option Agreement) to the extent that the Option is vested on the date of such cessation . In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s cessation as aforesaid (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). If, on the date of cessation, the Optionee is not vested as to his or her entire Option, the Ordinary Shares covered by the unvested portion of the Option shall revert to the Plan. If, after the cessation, the Optionee does not exercise his or her Option to the fullest extent vested within the time specified in the Option Agreement or stipulated herein as the case may be, the Option shall lapse automatically, and the Ordinary Shares covered by such unexercised portion of the Option shall revert to the Plan and the Optionee shall have no claim for compensation or otherwise against the Company whatsoever.

(c)	Disability of Optionee

If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement (of at least six (6) months but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) to the extent the Option is vested on the date of such cessation. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s cessation as aforesaid (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of cessation, the Optionee is not vested as to his or her entire Option, the Ordinary Shares covered by the unvested portion of the Option shall revert to the Plan. If, after the cessation, the Optionee does not exercise his or her Option to the fullest extent vested within the time specified in the Option Agreement or stipulated herein as the case may be, the Option shall lapse automatically, and the Ordinary Shares covered by such unexercised portion of the Option shall revert to the Plan and the Optionee shall have no claim for compensation or otherwise against the Company whatsoever.

(d)	Death of Optionee

If an Optionee dies while being a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (of at least six (6) months but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) to the extent that the Option is vested on the date of death by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance (collectively, the “Optionee’s Representative”). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, at the time of death, the Optionee is not vested as to the entire Option, the Ordinary Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not exercised by the Optionee’s Representative to the fullest extent vested within the time specified in the Option Agreement or stipulated herein as the case may be, the Option shall lapse automatically, and the Ordinary Shares covered by such unexercised portion of the Option shall revert to the Plan and the Optionee’s estate and the Optionee’s Representative shall have no claim for compensation or otherwise against the Company whatsoever.

(e)	Buyout Provisions

The Administrative Committee may at any time offer to buy out an Option previously granted for a payment in cash or Ordinary Shares, based on such fair and reasonable terms and conditions as the Administrative Committee shall establish and communicate to the Optionee at the time that such offer is made or as set forth in the Option Agreement.

10.	Stock Purchase Rights

(a)	Rights to Purchase

Stock Purchase Rights may be issued in favour of the Optionees either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made by the Company outside of the Plan. After the Administrative Committee determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Ordinary Shares that such person shall be entitled to purchase, the price to be paid, the forfeiture restrictions, the time limit for the exercise of the Stock Purchase Rights and the time within which such person must accept such offer.

(b)	Repurchase Option

Unless the Administrative Committee determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the Optionee as a Service Provider for any reason (including death or Disability). The purchase price for Ordinary Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the Optionee and may be paid by cancellation of any indebtedness of the Optionee to the Company. The repurchase option shall lapse at such rate as the Administrative Committee may determine at its sole discretion. Except with respect to Ordinary Shares purchased by the Directors and Consultants, the repurchase option shall in no case lapse at a rate of less than 25% per year over four (4) years from the date of purchase.

(c)	Other Provisions

The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrative Committee at its sole discretion.

(d)	Rights as a Shareholder

Once the Stock Purchase Right is exercised, the purchaser shall have rights equivalent to those of a shareholder and shall be a shareholder when his or her purchase and personal particulars are entered upon the records of the Company or of the duly authorized transfer agent of the Company. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 12 below.

11.	Non-Transferability of Options and Stock Purchase Rights

The Option and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of succession and may be exercised, during the lifetime of the Optionee, only by the Optionee except as provided in subsection 9(d) above.

12.	Adjustments Upon Changes in Capitalization, Merger or Asset Sale

(a)	(i) Changes in Capitalization

Subject to any action of the shareholders of the Company as necessitated by the Applicable Laws, the number of Ordinary Shares covered by each outstanding Option or Stock Purchase Right, and the number of Ordinary Shares which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been reverted to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per Ordinary Share covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued Ordinary Shares effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Ordinary Shares subject to an Option or Stock Purchase Right.

(ii) Adjustments for Stock Split, Stock Dividend, Etc.

If the Company shall at any time increase or decrease the number of its outstanding Ordinary Shares, or change in any way the rights and privileges of its outstanding Ordinary Shares, by means of the payment of a stock dividend or any other distribution upon such Ordinary Shares, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving such Ordinary Shares, then in relation to the Ordinary Shares that are covered by the Options or Stock Purchase Rights granted or available under the Plan and are affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner as if such Ordinary Shares had been issued and outstanding, fully paid and non-assessable at the time of such occurrence.

(b)	Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of the Company, the Administrative Committee shall notify each Optionee as soon as practicable prior to the effective date of such proposed dissolution or liquidation. The Administrative Committee may at its sole discretion provide for an Optionee to have the right to exercise his or her Option or Stock Purchase Right at any time until fifteen (15) days prior to the commencement of such proposed dissolution or liquidation. In addition, the Administrative Committee may at its sole discretion provide that any repurchase option of the Company applicable to any Restricted Stock and/or any right of the Company to buy out outstanding Options under subsection 9(e) shall lapse upon dissolution or liquidation of the Company, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.

(c)	Merger or Asset Sale

In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option or right substituted by the successor corporation or its holding company (meaning any entity which holds directly or indirectly at least fifty point one percent of the voting equity of the successor corporation) or subsidiary (meaning any entity in which the successor corporation holds directly or indirectly fifty point one percent or more of the voting equity). In the event that the successor corporation or its holding company or subsidiary refuses to assume or substitute for the Option or Stock Purchase Right, the Optionee shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including such part of the Optioned Stock as to which it would not otherwise be vested or exercisable and the repurchase option of the Company applicable to any Restricted Stock and/or any right of the Company to buy out outstanding Options under subsection 9(e) shall lapse upon consummation of such merger or sale of assets. If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrative Committee shall accordingly notify the Optionee in writing or electronically in which event the Option or Stock Purchase Right shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such fifteen (15) day period. For the purposes of this paragraph, the Option or Stock Purchase Right shall be considered assumed if, following the merger or sale of assets, the outstanding Option or Stock Purchase Right confers the right to purchase or receive proportionately the consideration (whether stock, cash, or other securities or property) received by holders of Ordinary Shares in the merger or sale of assets; provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its holding company or subsidiary, the Administrative Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right to be solely common stock of the successor corporation or its holding company or subsidiary equal in fair market value to the per share consideration received by holders of Ordinary Shares in the merger or sale of assets, such fair market value to be conclusively determined by the Administrative Committee.

(d)	General Adjustment Rules

If any adjustment or substitution provided for in this Section 12 shall result in the creation of a fractional Ordinary Share under any Option, the Company shall, in lieu of issuing such fractional Ordinary Share, pay to the Optionee a cash sum in the amount equal to the product of such fraction multiplied by the Fair Market Value of an Ordinary Share on the date the fractional Ordinary Share otherwise would have been issued.

(e)	Determination by Administrative Committee

Adjustments under this Section 12 shall be made by the Administrative Committee whose determinations with regard thereto shall be final, conclusive and binding upon all parties.

13.	Time of Granting Options and Stock Purchase Rights

The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrative Committee makes the determination granting such Option or Stock Purchase Right, or such other date as determined by the Administrative Committee. Notice of the determination shall be given to each Service Provider to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

14.	Amendment and Termination of the Plan

(a)	Amendment and Termination

Subject to Subsection 14(b) below, the Board may at any time amend, alter, suspend or terminate the Plan.

(b)	Shareholder Approval

The Board shall obtain shareholder approval of any amendment to the Plan to the extent necessary and desirable to comply with Applicable Laws.

(c)	Effect of Amendment or Termination

No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrative Committee. Termination of the Plan shall not affect the Administrative Committee’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

15.	Conditions Upon Issuance of Shares

(a)	Legal Compliance

Ordinary Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Ordinary Shares shall comply with Applicable Laws and shall be further subject to the approval of legal counsel for the Company with respect to such compliance.

(b)	Cash Payment

The payment of cash pursuant to the Plan shall be subject to all Applicable Laws.

(c)	Investment Representations

The Company may require any person to whom an Option or a Stock Purchase Right is granted, as a condition of exercising such Option or Stock Purchase Right or receiving Ordinary Shares pursuant to the Plan, to give written assurances, in the substance and form satisfactory to the Company and its legal counsel, to the effect that such person is acquiring the Ordinary Shares subject to the Option or Stock Purchase Right for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with applicable securities laws.

(d)	Restrictions

The Administrative Committee may provide that Ordinary Shares issuable upon the exercise of an Option or Stock Purchase Right shall, under certain conditions, be subject to restrictions whereby the Company has a right of first refusal with respect to such Ordinary Shares, which restrictions may survive an Optionee’s term of employment, engagement, appointment or service with the Company.

16.	Inability to Obtain Regulatory Approval

The inability of the Company to obtain approval from any regulatory body having jurisdiction over the Company with respect to issuance of Ordinary Shares pursuant to this Plan shall relieve the Company of any liability in respect of the failure to issue such Ordinary Shares as to which such requisite approval shall not have been obtained.

17.	Shareholder Approval

The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such shareholder approval shall be obtained in the degree and manner required under Applicable Laws.

18.	Information to Optionees and Purchasers

The Company shall provide to each Optionee and to each individual who acquires Ordinary Shares pursuant to the Plan, not less frequently than annually during the period such Optionee or purchaser has one or more Options or Stock Purchase Rights outstanding, and, in the case of an individual who acquires Ordinary Shares pursuant to the Plan, during the period such individual owns such Ordinary Shares, copies of annual financial statements. The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information.

19.	Withholding

The Company’s obligations to deliver Ordinary Shares upon the exercise of an Option or Stock Purchase Right shall be subject to the Optionee’s satisfaction of all Applicable Laws related to tax withholding as a result of such exercise.

20.	Non-exclusivity of the Plan

Neither the adoption of the Plan by the Board nor the submission of the Plan to shareholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company or any Subsidiary now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term incentive plans.

21.	No Transfer or Assignment

The Option or Stock Purchase Right granted hereunder shall not be transferred or assigned without the approval in writing of the Administrative Committee.

22.	Governing Law

The terms and conditions of this Plan shall be governed by and construed in accordance with the laws of the Cayman Islands.

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